Exhibit 99.1

NGL Energy Partners LP Expands Credit Facility to $1.05 Billion

TULSA, Okla.—(BUSINESS WIRE)—May. 9, 2013— NGL Energy Partners LP (NYSE:NGL) announces the Partnership has amended its revolving credit facility to increase the total borrowing capacity from $770 million to $1.05 billion. The credit facility matures in June of 2017.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retail. NGL completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.